Exhibit 16.1

January 23, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Ethos Environmental, Inc.
SEC File No. 000-30237

Ladies and Gentlemen:

We have read Item 4.01(a) included in the Form 8-K/A dated November 30, 2007 of Ethos Environmental, Inc. which we understand will be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to our firm except that we are not in a position to agree or disagree with the Company’s statement that the decision to dismiss J.H. Cohn LLP was recommended and approved by the Company’s Board of Directors.

Very truly yours,

/s/ J.H. Cohn LLP

J.H. Cohn LLP
San Diego, California